EXHIBIT 10.11


                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT (this "Agreement"), dated as of August 9, 1999, between Intersil Holding Corporation, a Delaware corporation formerly known as HSS Holding Corporation (the "Company"), and Gregory L. Williams ("Executive").

                                   Background

     The Company wishes to retain the services of Executive to assist in the management of the Company.

                                      Terms

     In consideration of the premises and of the mutual covenants herein contained, the parties agree as follows:

     1. Position. During the term of his employment with the Company hereunder, Executive shall serve as Chief Executive Officer of the Company and Intersil Corporation, formerly known as HSS Operating Company, a wholly-owned subsidiary of the Company ("Intersil").

     Executive shall diligently devote his entire business skill, time and effort to his employment hereunder; provided, however, that he shall be entitled annually to at least four weeks vacation and sick leave pursuant to policies adopted by the Company from time to time for senior executive officers of the Company. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of Executive's obligations hereunder, Executive may (a) serve as a director or trustee of any charitable or non-profit entity and of not more than two for profit business corporations so long as such entities are not, directly or indirectly in competition with the Company, any subsidiary of the Company, or any entity directly or indirectly controlled by the Company or any such subsidiary (an "Affiliate"); and (b) acquire solely as an investment any securities so long as (i) he remains a passive investor in such entity and (ii) such entity is not, directly or indirectly, in competition with the Company or any Affiliate; provided, however, that the foregoing clause
(ii) shall not prohibit Executive from acquiring as an investment up to five percent (5%) of any issuer's outstanding publicly traded securities.

     2. Term of Employment. Executive's term of employment by the Company under this Agreement shall begin on the Closing Date (as such term is defined in the Master Transaction Agreement, dated June 2, 1999 as amended on July 21, 1999 and August 6, 1999, among Harris Corporation, a Delaware corporation, the Company and Intersil Corporation, a Delaware corporation formerly known as HSS Operating Corporation) and shall continue for a period of 60 months (the "Employment Term") (the termination date being hereafter referred to as the "Normal Termination Date") and shall continue for successive additional 12 month periods thereafter (each continued term, the "Extended Employment Term") unless written notice to the contrary is given by either party to the other at least one hundred eighty (180) days prior to the then current termination date, unless sooner terminated as hereinafter provided.

     3. Compensation. As compensation for the services contemplated hereby, Executive shall receive during the Employment Term and each Extended Employment Term a base salary equal to $425,000 per annum to be paid semi-monthly in equal installments. Such salary rate shall be subject to annual merit increase reviews by the Board of Directors (such salary as adjusted from time to time being the "Base Salary"); it being understood that the Board of Directors shall in good faith consider appropriate increases in the compensation of the Executive if as a result of substantial acquisitions by the Company the duties and responsibilities of the Executive are substantially expanded (other than through a Change in Control as defined in Section 12(b))..

     4. Bonus; Relocation Payments.

     (a) In addition to the compensation provided to Executive in Section 3 hereof, Executive shall receive, during the Employment Term and each Extended Employment Term, at the discretion of the Board of Directors, and subject to annual review, an annual performance bonus based on individual criteria and/or executive incentive programs to be determined from time to time by the Board of Directors (the "Performance Bonus").

     (b) At Executive's option, the Company's corporate headquarters will be relocated within the next 12 months to a site to be selected by Executive. The costs of any such relocation will be subject to the reasonable approval of the Company's Board of Directors. The Company will reimburse Executive for all reasonable relocation expenses, including any federal or state taxes, incurred by Executive in connection with any such relocation of the type listed on
Schedule 4(b) hereto.

     5. Employment Benefits. Executive shall be entitled to participate, during the Employment Term and each Extended Employment Term, in all medical benefit plans, hospitalization plans, group life insurance, long term disability or other employee welfare benefit plans (collectively, the "Group Insurance Plans") and any pension plans (including any supplemental employee retirement plans) that may be provided by the Company or its subsidiaries to senior executive officers from time to time during the Employment Term or Extended Employment Term, as the case may be.

     6. Expenses; Other Benefits.


     (a) The Company shall pay or reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including, but not limited to, reasonable expenses for traveling, meals and hotel accommodations, and business related entertainment upon submission by him of appropriate documentation thereof, all so prepared in compliance with such policies and procedures relating thereto as the Company may from time to time adopt.

     (b) The Company shall reimburse Executive for legal fees and expenses incurred by Executive in connection with the negotiation and execution of this Agreement and the Securities Purchase Agreement (as defined in Section 13) and related matters in an amount not to exceed $ 55,000.

     (c) The Company shall pay, at the Executive's direction, or reimburse the Executive for up to $5,000 per year of the Employment Term and Extended Employment Term for tax and estate planning expenses incurred by the Executive.

     7. Termination.

     (a) Termination by Company for Cause or Without Cause. The Company may terminate this Agreement and (except as provided below) all of the Company's obligations hereunder, either for "Cause" or "Without Cause." Such termination shall be effected by notice thereof delivered by the Company to Executive, and shall be effective as of the date of such notice. In the event that Executive is terminated by the Company for Cause, Executive shall be entitled to receive all Base Salary earned and accrued to the date of termination, but all other rights of Executive hereunder shall terminate as of the effective date of Executive's termination, except as otherwise provided by law.

     In the event that Executive is terminated by the Company Without Cause, Executive shall be entitled (i) to receive all payments due as Base Salary to the end of the then current Employment Term or Extended Employment Term, as the case may be but in no event less than 12 months following the date of termination of employment, as and when the same would have otherwise been payable had Executive not been terminated, (such term, the "Continuation Period"), (ii) to receive a pro rata portion of any Performance Bonus or any other accrued benefit or incentive compensation for (and based on the results of) the year in which Executive is terminated which shall be payable at the time such bonus would have otherwise been payable had Executive not been terminated, and (iii) to continue to participate at the Company's expense in the Group Insurance Plans during the Continuation Period.

     As used herein, (i) "Cause" means (A) Executive's conviction of a felony which constitutes a crime involving moral turpitude and results in harm to the Company or any of its Affiliates; or (B) a judicial determination that Executive has committed fraud, misappropriation or embezzlement against any person; or (C) Executive's failure to comply with the terms of this Agreement and/or Executive's willful or gross and repeated neglect of duties hereunder, or willful or gross and repeated misconduct in the performance of such duties, in each instance so as to cause material harm to the Company or any of its Affiliates, determined in good faith by its Board of Directors and after written notice to Executive by the Board of Directors specifying the manner in which the Board of Directors believes that such failure, neglect or misconduct has occurred; and the failure by Executive to cure such failure, neglect or misconduct within thirty (30) days after written notice from the Board of Directors and, if requested by Executive within such 30-day period, after Executive has had the opportunity to meet and discuss such failure with such Board of Directors, and (ii) "Without Cause" means any termination of Executive other than for Cause, resignation, Total Disability or death, and (except in the event of a Change in Control, which shall be governed exclusively by the provisions of paragraph 11), shall include (y) material and substantial diminution of Executive's duties and authorities hereunder, as compared with his duties and authorities as of the date hereof or a demotion from the office of Chief Executive Officer (individually or collectively, a "Demotion") and (z) any failure by the Company to comply with the terms of this Agreement after written notice by Executive to the Board of Directors specifying the manner in which Executive believes that such failure has occurred, and the failure by the Company to cure such failure within thirty (30) days after such written notice from Executive.

     (b) Resignation of Executive. In the event that Executive resigns (except in the case of resignation due to Total Disability or following a Demotion) during the Employment Term or any Extended Employment Term, Executive shall be entitled to receive all Base Salary earned and accrued to the date of resignation and a pro rata portion of any Performance Bonus or other incentive compensation for (and based on the results of) the year in which such resignation occurs, but all other rights of Executive hereunder shall terminate as of the date of Executive's resignation, except as otherwise provided by law.

     (c) Executive's Total Disability. In the event that Executive is terminated by the Company or Executive resigns due to Executive's Total Disability, Executive shall be entitled to receive all Base Salary earned and accrued to the date of termination or resignation plus Base Salary for a period of 12 months following the date of termination or resignation as and when the same would otherwise have been payable had Executive not been terminated or not resigned, and a pro rata portion of any Performance Bonus for the year in which Executive is terminated which shall be payable at the time such bonus would have otherwise been payable had Executive not been terminated or not resigned, and shall be entitled to continue to participate in the Group Insurance Plans for a period of 12 months following the date of termination or resignation (such term, the "Disability Continuation Period"), but all other rights of Executive hereunder shall terminate as of the date of Executive's termination or resignation, except as otherwise provided by law.

     As used herein, "Total Disability" shall mean any physical or mental ailment or incapacity as determined by a licensed physician agreed to by the Company and Executive (or, in the event that Executive and the Company cannot so agree, by a licensed physician agreed upon by a physician selected by Executive and a physician selected by the Company), which prevents Executive from performing the duties incident to Executive's employment hereunder which has continued for a period of either (i) ninety (90) consecutive days in any 12-month period or (ii) one hundred eighty (180) total days in any 12-month period, and which is expected to be of permanent duration. Executive shall permit such physician to examine Executive from time to time prior to Executive's being determined to be Totally Disabled, as reasonably requested by the Company, to determine whether Executive has suffered a Total Disability hereunder.

     (d) Death. In the event that Executive dies during the Employment Term, Executive's estate shall be entitled to receive all Base Salary earned and accrued to the date of death plus Base Salary for a period of 12 months following the date of death as and when the same would otherwise have been payable had Executive not died, and a pro rata portion of any Performance Bonus for the year in which Executive is terminated which shall be payable at the time such bonus would have otherwise been payable had Executive not died, and his spouse and dependents shall be entitled to participate in the Group Insurance Plans for a period of 12 months following the date of Executive's death, as well as any other benefits payable under any then current life insurance policy provided to Executive pursuant to Section 5 hereof, but all other rights of Executive hereunder shall terminate, except as otherwise provided by law.

     8. Protection of Confidential Information.

     (a) Covenant. Executive acknowledges that his employment by the Company will, throughout the term of this Agreement, bring him into close contact with many confidential affairs of the Company and its Affiliates, including information concerning the Company's finances and operating results, its markets, key personnel, operational methods and other business affairs and methods, technical data, computer software and other proprietary intellectual property, other information not readily available to the public, and plans for future developments relating thereto. Executive further acknowledges that the services to be performed under this Agreement are of a special, unique, unusual, extraordinary and intellectual character. In recognition of the foregoing, Executive covenants and agrees that he will:

          (i) keep secret all confidential matters of the Company and its Affiliates known to him which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company and its Affiliates, wherever located, either during or after the term of this Agreement except with the Company's prior written consent.

          (ii) promptly disclose to the Company, and that the Company will own all right, title and interest in, all inventions, computer software and other intellectual property (the "Intellectual Property") which he conceives or develops during the course of his employment (excluding that which he conceives or develops without the use of the time, resources or facilities of the Company or its Affiliates and which does not relate to the past, present or prospective activities of the Company or its Affiliates), will affix appropriate legends and copyright notices indicating the Company's ownership of all Intellectual Property and all underlying documentation, and will execute such further assignments and other documents as the Company considers necessary to vest, perfect, patent, maintain or defend the Company's right, title and interest in the Intellectual Property; and

          (iii) deliver promptly to the Company on termination of his employment by the Company, or at any other time the Company may so request, all memoranda, notes, records, reports, computer discs and other documents (and all copies thereof) relating to the business of the Company or its Affiliates which he obtained or developed while employed by, or otherwise serving or acting on behalf of, the Company or its Affiliates and which he may then possess or have under this control or relating to the Intellectual Property; provided, however, that in the event of any dispute between the Company and Executive in relation to the termination of his employment by the Company, Executive may retain copies of the foregoing to be used solely in connection with any arbitration or judicial proceeding to resolve such dispute; provided further, however, Executive shall immediately upon the resolution of such dispute deliver all such retained copies to the Company.

     (b) Covenant. During the Employment Term, any Extended Employment Term and any Continuation Period or Disability Continuation Period, Executive will not
(i), directly or indirectly, engage in any activity in competition with the Company or its Affiliates or (ii) plan, or otherwise take, any preliminary steps, either alone or in concert with others, to set up or engage in any semiconductor manufacturing or designing in competition with the Company or its Affiliates. During the Employment Term, any Extended Employment Term and any Continuation Period or Disability Continuation Period, and upon termination of the Employment Term or any Extended Employment Term, during the Restriction Period (as defined in Section 9(a)), Executive will not, either directly or indirectly, either alone or in concert with others, solicit or entice any employee of or consultant to the Company or its Affiliates to leave the Company or its Affiliates or work for anyone in competition with the Company or its Affiliates or solicit, entice or in any way divert any customer or supplier to do business with any business entity in competition with the Company or its Affiliates. With respect to any Continuation Period or Disability Continuation Period, Affiliates of the Company shall be determined as of the date of termination of Executive's employment with the Company. In the event of termination of the Employment Term or any Extended Employment Term, during the Restriction Period, Executive will not accept any employment or engage in any activities competitive with the Company or its Affiliates, if the loyal and complete fulfillment of the duties of the competitive employment or activities would inherently call upon Executive to reveal Propriety Information to which Executive had access or learned during his Employment. As used herein, "Proprietary Information" shall mean information generally unavailable to the public that has been created, discovered, developed, or otherwise become known to the Company or any of its subsidiaries or in which property rights have been assigned or otherwise conveyed to the Company or any of its subsidiaries, which information has material economic value or potential material economic value to the business in which the Company or any of its subsidiaries is or will be engaged. Proprietary Information shall include, but not be limited to trade secrets, processes, formulas, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, all technical data, customer and supplier lists, and any modifications or enhancements thereto, programs, and information (whether or not necessarily in writing) which has actual or potential economic value to the Company or any of its subsidiaries.

     (c) Specific Remedy. If Executive commits a breach of any of the provisions of paragraph 8(a), the Company and its Affiliates shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates and that money damages will not provide an adequate remedy to the Company and its Affiliates.

     9. Covenant Not to Compete.

     (a) Covenant. During the Employment Term, any Extended Employment Term and any Continuation Period or Disability Continuation Period, and upon termination of the Employment Term or any Extended Employment Term, during the Restriction Period, Executive will not (i) directly or indirectly, engage in, represent in any way, be connected with, become employed by or have any interest in any business or activity competing in any manner with any businesses carried on by the Company or its Affiliates at the time of such termination, or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from the Company or its Affiliates any individual who is, has agreed to be or within six months of such solicitation, employment, retention, interference or enticement has been, employed or retained by the Company or any of its Affiliates in a senior executive capacity. As used herein, "Restriction Period" means one year following the date of termination of the Employment Term or Extended Employment Term, as the case may be.

     (b) Specific Remedy. If Executive commits a breach of the provisions of paragraph 9(a), the Company and its Affiliates shall have the right and remedy to have such provisions specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its Affiliates and that money damages will not provide an adequate remedy to the Company and its Affiliates.

     10. Right of Indemnification. The Company hereby agrees to indemnify the Executive as Chief Executive Officer, director and representative of the Company and its affiliates to the fullest extent permitted and the manner required under the laws of the State of Delaware, as the same now exist or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than provided by the laws of the State of Delaware prior to such amendment), in the event the Executive is made a party or is threatened to be made a party to, or is involved in or called as a witness in, any action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom. The Company agrees that such indemnification shall cover all expenses incurred by the Executive (including, but not limited to, attorneys' fees and expenses) and all liabilities and losses incurred by the Executive in connection therewith. The right of indemnification contained herein shall survive the termination of this Agreement.


     11. Independence, Severability and Non-Exclusivity. Each of the rights and remedies enumerated in paragraphs 8(b) and 9(b) shall be independent of the others and shall be severally enforceable and all of such rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to the Company or its Affiliates under the law or in equity. If any of the provisions contained in paragraph 8(a) or 9(a) or if any of the rights or remedies enumerated in paragraph 8(b) or 9(b) is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or rights or remedies, which shall be given full effect without regard to the invalid portions. If the courts of any one or more jurisdictions shall hold all or any part of such provisions wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties that such determination shall not bar or in any way affect the Company's or its Affiliates' right to relief in the court of any other jurisdiction as to failures to observe such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction, being, for this purpose, severable into diverse and independent provisions. If any of the provisions contained in paragraph 8(a) or 9(a) is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and in its reduced form such provision shall then be enforceable.

     12. Change in Control. (a) Notwithstanding any other provision of this Agreement, Executive may, by written notice to the Company given within 30 days after the occurrence of any Change in Control (as defined below) of the Company that occurs during the term of his employment hereunder, elect to terminate his employment by the Company effective on the 90th day following such Change in Control (the "Change in Control Termination Date"). If Executive makes such election, he shall be entitled to receive, in a lump sum on the Change in Control Termination Date, an amount equal to 250% of his annual Base Salary as in effect immediately prior to such Change in Control and the Company shall have no further obligations to Executive under this Agreement, except as otherwise provided by law. During the period following any such notice and prior to any Change in Control Termination Date, Executive shall continue to be employed by the Company pursuant to the terms of this Agreement, except that his duties, obligations, position and authorities as described in paragraph 1 shall be limited to those reasonably requested by the Board of Directors of the Company in connection with a transition period.

     (b) As used herein, "Change in Control" means:

          (i) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company or its affiliates to any person;

          (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person, other than Sterling Holding Company, LLC ("Sterling"), becomes the owner, directly or indirectly, of more than (A) 50% of the voting stock of the Company or (B) the owner of more of the voting stock of the Company than Sterling;

          (iii) the first day on which Sterling and its Affiliates do not have the authority to appoint a majority of the members of the Board of Directors of the Company; or

          (iv) the adoption of a plan relating to the liquidation or dissolution of the Company.

     13. Vesting. Notwithstanding the vesting schedule contained in Section 7.2(a)(ii) of the Securities Purchase and Holders Agreement, dated as of August 13, 1999 (the "Securities Purchase Agreement") among the Company, Intersil, Harris Far East Ltd. and the Management Investors named therein, (a) upon a Public Offering, all of the Executive's Incentive Shares shall immediately fully vest and (b) upon any Approved Sale, all of the Executive's Incentive Shares shall immediately fully vest and the escrow provisions of Section 7.7 of the Securities Purchase and Holders Agreement shall not apply to Executive. Capitalized terms used in this paragraph 13, but not defined herein shall have the meanings ascribed to them in the Securities Purchase and Holders Agreement.

     14. Assignment of Executive Benefits; Successors and Assigns. Absent the prior written consent of the Company, and subject to the laws of descent and distribution, Executive shall have no right to exchange, convert, encumber or dispose of the rights of Executive to receive benefits and payments under this Agreement, which payments, benefits and rights thereto are non-assignable and non-transferable. This Agreement shall inure to the benefit of and shall be binding upon the Company and Executive and, subject to the preceding sentence, their respective heirs, executors, personal representatives, successors and assigns. Nothing in this paragraph 14, however, shall prevent Executive from making assignments or transfers for purposes of personal estate planning.

     15. Notices. All notices hereunder shall be given in writing by personal delivery or by registered or certified mail addressed to the Company at its principal place of business and to Executive at his residence address as then listed in the Company's records.

     16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon such award rendered by the arbitrators(s) may be entered in any court having jurisdiction thereof. The arbitration shall be held in New York City unless another location shall be mutually agreed to by the parties at the time of arbitration. In any dispute between the parties as to which Executive is sustained on the claim(s) by or against him, the Company shall pay all legal fees and other related expenses incurred by Executive in connection with the dispute over such claim(s). If more than one claim is involved in any dispute and if Executive is sustained as to one or more of such claims but not as to all of such claims, there shall be a reasonable allocation of applicable expenses. The Company will reimburse Executive for those legal expenses and other related expenses determined by the arbitrator(s) or by the consent of the parties to be allocable to the claim or claims as to which Executive is upheld.

     17. General.

     (a) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof which might refer such interpretations to the laws of a different state or jurisdiction.

     (b) Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     (c) Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.

     (d) No Other Representations. No representation, promise or inducement has been made by any party hereto that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

     (e) Amendments; Waivers. This Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by all of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     (f) Consent to Exclusive Jurisdiction. The Company and Executive agree that any legal action or proceeding with respect to this Agreement or any agreement, certificate or other instrument entered into in contemplation of the transactions contemplated by this Agreement, or any matters arising out of or in connection this Agreement or such other agreement, certificate or instrument, and any action for the enforcement of any judgment in respect thereof, shall be brought exclusively in the Chancery Court of New Castle County, Delaware or the courts of the United States of America for the District of Delaware. By execution and delivery of this Agreement, each of the Company and Executive irrevocably consent to service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized express carrier or delivery service, to the applicable party at his or its address referred to herein. The Company and Executive hereby irrevocably waive any objection which he or it may now or hereafter have to the laying of venue of any of the aforementioned actions or proceedings arising out of or in connection with this Agreement, or any related agreement, certificate or instrument referred to above, brought in the courts referred to above and hereby further irrevocably waive and agree, to the fullest extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in any inconvenient forum. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.



     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the 9th day of August, 1999.

                                               INTERSIL HOLDING CORPORATION




                                               By: /s/ Daniel J. Heneghan
                                                   ----------------------
                                                       Daniel J. Heneghan
                                                       Vice President




                                                  /s/ Gregory L. Williams
                                                  -----------------------
                                                      Gregory L. Williams


                                   -11

                                  Schedule 4(b)

Relocation expenses ("Relocation Expenses") shall be limited to the following expenses incurred by Executive in connection with any relocation of the Company's corporate headquarters pursuant to Section 4(b):

1. Travel for Executive and his family location of Executive's new residence;

2. Insured packing/unpacking and moving of household goods, including Executive's motor vehicles;

3. One house hunting trip for Executive;

4. Temporary living arrangements for Executive and his family;

5. Expenses associated with new home purchase, excluding origination points;

6. Miscellaneous expenses consisting of:

   (a) real estate brokerage fees and closing costs on Executive's existing residence;

   (b) storage fees and movement of Executive's household goods to and from storage;

   (c) Inspection fees of Executive's new residence;

   (d) Maintenance of former residence as required by the Company;

   (e) Utilities, taxes, property insurance and mortgage interest post-settlement;

7. Equity reimbursement on losses resulting from sale of Executive's current residence, including improvements;

8. Optional home sale program through a capable service provider, if necessary to sell Executive's current residence; and

9. At time of purchase of Executive's new residence, the Company shall pay Executive, as a one-time lump sum pursuant to a national index, any housing differential based on a residence and area in California equivalent to Executive's current residence and area. Any such housing differential is refundable if Executive fails to close on his new residence.

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